Exhibit 99.4

For Immediate Release
June 11, 2014

DNA Brands, Inc. Names New Interim President and CEO

Company addresses erroneous press release dated June 9, 2014

BOCA RATON, FL, June 11, 2014 (Business Wire) -- DNA Brands, Inc., (Pink Sheets – “DNAX”) makers of DNA Energy Drink, the winner of the 2010 and 2012 “World’s Best Tasting Energy Drink” title and DNA energy coffee announced today that effective immediately the Company’s Board of Directors and Eric Fowler, the current President and Chief Executive Officer of the Company, have mutually agreed that it is in the best interest of the Company and its shareholders that he immediately resign his positions as a result of his authorization of the issuance of a press release on June 9, 2014, erroneously advising that the Company had entered into a distribution agreement with Trenton Coca-Cola of Missouri. Melvin Leiner has assumed the role of interim President and CEO. Mr. Leiner is a founder of DNA and has held the title of Executive Vice President, Secretary and Director of the Company since its inception.

Mr. Leiner stated, “I want to make it perfectly clear that the Company has always operated in an ethical manner and will continue to do so in the future.  The unfortunate event of June 9, 2014 was not motivated for profit or greed and no officer, director, management or family member sold a single share of the Company’s stock, either directly or indirectly.” Mr. Leiner further stated “the two directors of the Company, who are also the founders of the Company, have forgiven $1.8 million dollars in personal loans made to the Company and $944,000 in accrued salaries. We have not received any salary from the Company for over three years”  Leiner concluded, “Neither I nor any company employee had any knowledge that the information provided was inaccurate in any way. We have immediately begun a search for a highly qualified new President and have implemented new procedures to insure errors like this will never occur again. We maintain our belief in our business concept and continue to aggressively pursue new business.”
Eric Fowler, said, “I misunderstood a phone conversation with a representative of Trenton Coke and I authorized the announcement of the distribution agreement between DNA and Trenton Coke. There is no such agreement. I accept full responsibility for these actions.”

About DNA Brands, Inc.

"Awarded the World's Best Tasting Energy Drink 2010 & 2012 respectively at the World Beverage Competition"

For more information about DNA Brands, Inc., its products and its athletes and sponsorships, please visit www.dnabrandsusa.com or contact:
Ralph Sabella at (954) 970-3826 x 106 or Ralph@dnaenergydrink.com

For Investor Relations Information: Melvin Leiner @ melvin@dnaenergydrink.com

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.